February 9, 2006

     EDITOR: The following information is for immediate release. If you have any questions, please contact John C. Stoddart, Shareholder Relations Officer of First National Bank of Chester County at 484-881-4141, or, john.stoddart@1nbank.com.

          First National Bank of Chester County Reports Fourth Quarter
                          and Year End Results for 2005

     West Chester, PA: First Chester County Corporation (OTC: FCEC), parent company of First National Bank of Chester County (the "Bank"), announced that net income for the year ended December 31, 2005 was $6.5 million, a 5.7% increase over 2004 net income of $6.2 million. Net income for the fourth quarter was $2.6 million for the three months ended December 31, 2005, compared to $1.7 million for the three months ended December 31, 2004. Basic earnings per share were $1.28 and $1.24 for the years ended December 2005 and 2004, respectively, and $0.50 and $0.35 for the three-months ended December 31, 2005, and 2004, respectively.

     "The fourth quarter performance reflects the initial results of the investments made in the first half of 2005 to position the Bank for long term growth," said John A. Featherman, III, Chairman of the Board and CEO. "Although 2005 earnings exceeded last year's results, we expect the momentum to continue resulting in improved bottom line growth. We believe that our focus on building long-term value through operational excellence, expense management and improving credit quality should support better results in 2006."

     As of December 31, 2005, total assets for First Chester County Corporation increased $39.6 million or 4.9% to $845.1 million, compared to $805.5 million for the year ended December 31, 2004. Gross loans and leases grew 7.5% or $46.3 million from $618.0 million at December 31, 2004 to $664.3 million as of December 31, 2005. Bank deposits increased 5.0% or $33.1 million from $663.0 million at December 31, 2004 to $696.1 million as of December 31, 2005.

     Earnings for 2005 were driven primarily by increases in net interest income, which increased $1.4 million or 4.6% from 2004 to 2005, and a decrease in income tax expenses of $530 thousand or 21.8%. These improvements were offset by increases in the provision for loan losses of $218 thousand or 18.7% and non-interest expense of $1.3 million or 4.6%.

     The increase in net interest income was primarily the result of a 7.5% increase in loans outstanding. Throughout the year, interest rates continued to increase which resulted in a $7.1 million increase in interest income, up 18.9% from 2004. This increase was offset by a $5.7 million increase in interest expense, up 72.7% from 2004. The Company's effective tax rate decreased from 28.3% for the year ended December 31, 2004 to 22.6% for the year ended December 31, 2005. This is primarily a result of an increase in permanent differences as a related percentage of pretax income.

     At December 31, 2005, the allowance for loan losses as a percentage of loans and leases was 1.3% compared with 1.2% at December 31, 2004. Non-performing assets at year-end were $8.4 million, down $276 thousand from year-end 2004. The increase in the provision for loan and lease losses compared to 2004 was primarily related to loan growth and increased non-accrual loans. Non-accrual loans ended the year at $8.4 million, up $481 thousand from year end 2004.

     Non-interest income of $9.3 million for the year was comparable to 2004 as a result of several factors including reduced service charges and fees on deposit accounts and larger gains on the sale of fixed assets in 2004.

     Non-interest expenses increased $1.3 million or 4.6% from 2004 primarily as the result of a $504 thousand increase in consulting fees to $2.3 million and $378 thousand increase to $620 thousand in human resource expenses. The increase in consulting fees and human resources related costs are attributable to several 2005 management initiatives, including building the Senior Management team with the hiring of several executive officers, continuing the branding campaign, gaining operational efficiencies with a 5% reduction in workforce, continued expansion of new branches and Sarbanes-Oxley compliance efforts.

     "As a community bank, our competitive advantage results from our focus on the local market and the client," said Kevin C. Quinn, President of First National. "Although we continue to see larger regional and national banks entering our market, we are better positioned and remain committed to focusing on the client through a highly customized, relationship-driven approach. The Bank can meet the universal banking needs of the client - both personal and business banking needs - through teamwork, expertise and consistently delivering value to our clients."

     The First National Bank of Chester County is the largest independent national bank headquartered in Chester County, providing quality financial services to individuals, businesses, governmental entities, nonprofit organizations, and community service groups.

     All per share data has been adjusted for the 10% stock dividend declared April 19, 2005.


This  release  may  contain  forward-looking  statements  within the  meaning of
Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements are based on current intentions and expectations. However, because such statements pertain to future events and circumstances, any of the statements could prove to be inaccurate. Therefore, there can be no assurance that the forward-looking statements contained in this release will prove to be accurate. Additional information that could cause future events to vary materially from the results anticipated may be found in the Corporation's most recent Form 10-K and other reports filed with the Securities and Exchange Commission. Furthermore, the Corporation disclaims any obligation or intent to update any such factors or forward-looking statements in light of future events and developments. First Chester County Corporation has 5,143,723 shares outstanding and is traded in the over-the-counter market under the symbol of "FCEC." For more information, please contact the Bank's Shareholder Relations Department at 484-881-4141 or visit our interactive website at www.1nbank.com.

See attached data schedule for additional information.

                        FIRST CHESTER COUNTY CORPORATION
                            SELECTED FINANCIAL DATA
                                  (unaudited)

(Dollars in thousands, except per share data)

STATEMENT OF CONDITION                                     DECEMBER 31,
----------------------                                     ------------

                                                     2005               2004
                                                     ----               ----
Total assets                                      $  845,10          $ 805,475
Gross loans                                         664,276            618,005
Allowance for loan & lease losses                     8,549              7,213
Total investment securities                          97,088            140,029
Deposits                                            696,097            663,018
Shareholders equity                                  58,677             55,402

Average assets                                      825,955            759,368
Average equity                                       56,692             53,169
Non-performing assets                                 8,358              8,634

Trust and Investment Services
  Assets under management & custody (1)             561,030            555,644


STATEMENT OF INCOME                            FOR THE THREE MONTHS ENDED DECEMBER 31,   FOR THE TWELVE MONTHS ENDED DECEMBER 31,
-------------------                            ---------------------------------------   ----------------------------------------
                                                      2005               2004                     2005               2004
                                                      ----               ----                     ----               ----
                                                            (Unaudited)                                 (Unaudited)

Interest income                                   $  12,102          $   9,989                $  44,604          $  37,518
Interest expense                                      4,157              2,271                   13,579              7,863

Net interest income                                   7,945              7,718                   31,025             29,655

Provision for loan and lease losses                      60                355                    1,382              1,164

Net interest income after
  provision for loan losses                           7,885              7,363                   29,643             28,491

       Trust and Investment Services revenue            965                831                    3,393              3,486
       Service charges on deposit accounts              520                530                    1,954              2,115
       Investment securities gains, net                   -                  -                       58                 70
       Operating lease rental income                    270                218                      998                828
       Gain (loss) on the sale of fixed assets
         and OREO                                         -                246                       (7)               145
       Gains and fees on the sale of residential
         mortgages                                      110                 96                      474                377
       Gain on sale of credit card portfolio              -                  -                        -                 34
       Other                                            738                587                    2,455              2,258

       Non-interest income                            2,603              2,508                    9,325              9,313

       Salaries and employee benefits                 3,944              3,915                   15,881             15,815
       Occupancy, equipment, and data processing      1,418              1,366                    5,605              5,361
       Depreciation expense on operating leases         230                206                      869                740
       FDIC deposit insurance                            22                 21                       91                 86
       Bank shares tax                                  147                129                      549                517
       Professional services                            611                634                    2,601              1,748
       Other                                          1,031              1,263                    4,961              4,946

       Non-interest expense                           7,403              7,534                   30,557             29,213

Income before taxes                                   3,085              2,337                    8,411              8,591

Income Taxes                                            507                616                    1,900              2,430

Net Income                                        $   2,578          $   1,721                $   6,511          $   6,161

PER SHARE DATA (2)
------------------

Net income per share (Basic)                      $    0.50          $    0.35                $    1.28          $    1.24
Net income per share (Diluted)                    $    0.49          $    0.33                $    1.24          $    1.19
Cash divided declared                             $  0.1350          $  0.1295                $  0.5245          $  0.5045
Book value                                        $   11.41          $   11.04                $   11.41          $   11.04
Stock Price                                       $   19.15          $   23.99                $   19.15          $   23.99
Actual shares outstanding                         5,143,723          5,018,448                5,143,723          5,018,448
Basic weighted average shares outstanding         5,147,855          5,000,871                5,104,745          4,980,584
Diluted Weighted Average Shares                   5,229,106          5,190,250                5,240,497          5,174,926

(1) These assets are managed by the Trust and Investment Services Division of the Bank and are not assets of the Bank or the
    Corporation.
(2) All per share data has been adjusted for the 10% stock dividend declared April 19, 2005.